EXHIBIT 99.2

SMTC Q2 15 Earnings Call

Sushil

•	Thank you Nicole ……………

•	Welcome and good morning Ladies and Gentlemen. I am Sushil Dhiman, SMTC’s President and Chief Executive Officer. On this call with me today is Jim Currie, SMTC’s Interim Chief Financial Officer and Greg Gaba, Vice President of Finance.

•	Before we begin the call, I’d like to remind everybody that the presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10K; on Form 10Q and subsequent reports on Form 8K and other filings with the Securities and Exchange Commission.

•	I am pleased with our second quarter results and the progress we are making. We delivered improved results due to our continued success in implementing our 2015 plan. As mentioned in the previous calls, our business with two large customers significantly declined which is now replaced with revenues from new customers and volume increases from some of our existing customers. To clarify, these two customers represented 43% in 2014 and they are projected to be 13% in 2015. However, due to our sales funnel and new customer wins we expect revenue to be equivalent to 2014. If these customers had remained at the same levels as in 2014, revenues would have increased by 30% in 2015. This shows you the effectiveness of our sales plan and the success of our business win team. During the quarter we successfully achieved production ramps for two new customers. New products for these customers were introduced during fourth quarter of 2014 and first quarter of 2015. They are projected to be greater than 15% of revenue for the current year. In addition, we also won three new customers during the quarter, one of which is projected to provide $8M in revenue over next twelve months.

•	Although revenue was flat year over year, we have continued to diversify our customer base by reducing the concentration risk of our top 5 customers to 52% compared to 69% in the prior year. Our new customer sales funnel is strong. With improved business processes, cost competiveness, operational efficiencies and our engineering solution offerings, we are continuing to shorten the customer win and customer onboarding cycle time.

•	In the second quarter our inventory turns improved to 6.1 compared to 5.3 turns in the prior year. These improvements are a result of several initiatives we implemented in the areas of demand management, supplier selection, supplier agreements and utilization of the lean manufacturing principles.

•	We continued to strengthen our management team with the additions of Kishan Patel, General Manager for San Jose, California and SL Soh, General Manager for Dongguan, China.

•	I am pleased with the organic growth and we are now beginning to focus on inorganic growth. We are starting to review and pursue several opportunities.

•	I will now hand it over to Jim Currie. He will present the financial results.

Jim

•	Thanks Sushil

•	Revenue for the second quarter was $57.7 million, compared to $58.0 million of revenues recorded in the second quarter of the prior year. Our revenue increased by $9 million versus the first quarter of 2015, which represents a 19% increase quarter over quarter.

•	Gross profits for the second quarter (excluding unrealized foreign exchange) were 8.0%, compared to 8.6% in the prior year; with the favorable impact of our cost reduction initiatives being more than offset by reduced margins from our product mix. Our goal remains to generate 10% in gross profit. However, lower SG&A spending resulted in improved adjusted EBITDA of $1.8 million or (3.1% of revenues) during the second quarter as compared to $1.5 million or (2.5% of revenues) in the second quarter of 2014. This represents an adjusted EBITDA increase of 17% over the second quarter of the prior year.

•	Our debt, net of cash was $17.2 million at the end of the second quarter, compared to $21.2 million in the second quarter of the prior year. In addition, in the quarter we generated cash flow from operations of $0.2 million compared to a use of cash of $1.2 million in the second quarter of the prior year. As a result of improved financial performance over the trailing twelve months, we have exceeded our bank covenant Fixed Charge Coverage ratio, triggering a 0.5% reduction in the interest rates going forward on our revolving debt facility.

•	I will hand it back to Sushil to provide some closing remarks.

Sushil

•	Thanks Jim

•	In summary, our Q2 results were encouraging. These achievements are due the revenue growth from our current and new customers and flawless execution throughout our operations. We expect to continue to broaden our customer base and improve factory utilization. Our long term goal remains to grow the revenues at 5% to 8% annually and deliver EBITDA of 4% - 5% range.

•	As indicated previously, our focus remains on adding new revenues from existing customers and winning new customers in the product markets we participate in. Our late stage customer pipeline is healthy and expected to provide growth in 2016.

•	Finally, I want to thank our customers for their trust in SMTC, thank our shareholders for their continued investment in our company, and thank our employees across the globe for their hard work and dedication. We will now open the lines for your questions.

Closing:

•	Thank you all for joining the call and your continued support of SMTC. We expect our next earnings call to be at the end of October. We will look forward to speaking to you then.